Exhibit 99.1

News Release

Contact:	Investors and Analysts: Karin Demler, CCA at (615) 263-3005 Financial Media: David Gutierrez, Dresner Corporate Services at (312) 780-7204
Corrections Corporation of America Announces
Fourth Quarter 2008 and Full-Year Financial Results
Fourth Quarter EPS of $0.32, Up 14.3%
Full-Year EPS of $1.20, Up 13.2%
NASHVILLE, Tenn. — February 10, 2009 — Corrections Corporation of America (NYSE: CXW) (the “Company” or “CCA”), the nation’s largest provider of corrections management services to government agencies, announced today its financial results for the fourth quarter and year ended December 31, 2008.
Financial Review
Fourth Quarter of 2008 Compared with Fourth Quarter of 2007
▪	Net income per diluted share grew 14.3% to $0.32 from $0.28

▪	Adjusted Free Cash Flow increased 38.0% to $65.0 million from $47.1 million

▪	EBITDA increased 16.7% to $107.0 million from $91.7 million

▪	1,808 expansion beds placed into service during the fourth quarter of 2008

▪	Completed construction of 2,232-bed Adams County Correctional Center
Total revenues for the fourth quarter of 2008 increased 8.8%, primarily driven by a 5.2% increase in per diem rates combined with a 4.1% increase in inmate populations. Management revenue from federal customers increased 7.5% to $162.0 million generated during the fourth quarter of 2008 compared with $150.6 million generated during the prior year period. Management revenue from state customers increased 12.5% to $218.3 million during the fourth quarter of 2008 from $194.0 million for the same period in 2007. The growth in inmate populations was primarily attributable to increased inmate populations from the states of California and Idaho as well as from the U.S. Immigration and Customs Enforcement (“ICE”). The growth in inmate populations was partially offset by declines in inmate populations from the states of Minnesota, New Mexico, Washington and Wyoming.
Total portfolio occupancy decreased to 92.9% during the fourth quarter of 2008 from 98.0% during the fourth quarter of 2007, primarily due to a 9.9% increase in the average number of available beds from the fourth quarter of 2007 as a result of placing approximately 10,000 new beds into service since the end of the third quarter of 2007.
Adjusted Free Cash Flow increased to $65.0 million during the fourth quarter of 2008 from $47.1 million generated during the same period in 2007. The 38.0% increase in Adjusted Free Cash Flow
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10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

CCA 2008 Fourth Quarter Financial Results

primarily resulted from stronger operating results combined with a decrease in income taxes paid and a decrease in maintenance and technology capital expenditures.
Commenting on the financial results, Chief Executive Officer, John Ferguson stated, “We are pleased with our 2008 fourth quarter and full year financial results as our earnings benefited from increased demand and higher per diem rates. We are also pleased that our development efforts in 2008 have provided us with an attractive inventory of beds that positions us for continued leadership and growth in our industry.”
Full-Year 2008 Compared with Full-Year 2007
▪	Net income per diluted share increased 13.2% to $1.20 from $1.06

▪	Adjusted Free Cash Flow increased 24.2% to $256.0 million from $206.1 million

▪	EBITDA increased 13.9% to $394.3 million from $346.1 million

▪	8,275 additional beds placed into service during 2008
Our financial results for 2008 reflected a 9.8% increase in revenues driven by a 4.5% increase in per diem rates combined with a 5.5% increase in average daily inmate populations primarily from the states of California and Arizona as well as from ICE. In addition, operating margins per man-day increased 7.9% with operating margin rates increasing from 29.4% in 2007 to 30.4% in 2008.
EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures. Please refer to the Supplemental Financial Information and related note following the financial statements herein for further discussion and reconciliations of these measures to GAAP financial measures.
Operations Highlights
For the quarters ended December 31, 2008 and 2007, key operating statistics for the continuing operations of the Company were as follows:

	Quarter Ended December 31,
Metric	2008	2007	% Change
Average Available Beds	82,847	75,354	9.9%
Average Compensated Occupancy	92.9%	98.0%	-5.2%
Total Compensated Man-Days	7,077,087	6,795,468	4.1%
Average Daily Compensated Population	76,925	73,864	4.1%

Revenue per Compensated Man-Day	$58.21	$55.34	5.2%
Operating Expense per Compensated Man-Day:
Fixed	29.82	28.73	3.8%
Variable	10.27	10.28	-0.1%

Total	40.09	39.01	2.8%

Operating Margin per Compensated Man-Day	$18.12	$16.33	11.0%

Operating Margin	31.1%	29.5%	5.4%
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CCA 2008 Fourth Quarter Financial Results

Total revenue for the fourth quarter of 2008 increased 8.8% to $414.4 million from $380.8 million during the same period in 2007, as total compensated man-days increased to 7.1 million from 6.8 million, and as revenue per compensated man-day increased 5.2%.
Total operating expenses per compensated man-day increased 2.8% during the fourth quarter of 2008 compared with the same period in 2007. Operating expenses per compensated man-day during the fourth quarter of 2008 reflect an increase in salaries and wages associated with mandatory wage increases at certain facilities holding federal prisoners combined with additional staffing levels hired at our La Palma facility in anticipation of receiving additional inmate populations from the state of California. These increases were partially offset by better than average claims experience in workers’ compensation and employee medical expenses.
Facility Development Update

		Completed or
	Additional	Estimated	Customer(s) or Potential
	Capacity	Completion	Customer(s)
Expansions and New Facilities Completed
2008
Eden Detention Center, Texas	129	Q1 2008	BOP
Kit Carson Correctional Center, Colorado	720	Q1 2008	State of Colorado
Bent County Correctional Facility, Colorado	720	Q2 2008	State of Colorado
Leavenworth Detention Center, Kansas	266	Q2 2008	USMS
Tallahatchie County Correctional Facility, Mississippi	848	Q2 and Q4 2008	State of California
La Palma Correctional Center, Arizona	2,040	Q3 and Q4 2008	State of California
			State of Oklahoma
Davis Correctional Facility, Oklahoma	660	Q3 2008	and/or Various States
			State of Oklahoma,
			Federal and/or Various
Cimarron Correctional Facility, Oklahoma	660	Q4 2008	States
			Federal and/or Various
Adams County Correctional Center, Mississippi	2,232	Q4 2008	States

Total 2008 Beds Completed	8,275

2009
La Palma Correctional Center, Arizona	1,020	Q1 2009	State of California

Facilities Under Development
			Office of Federal
Nevada Southern Detention Center, Nevada	1,072	Q2 2010	Detention Trustee

During 2008, we announced that we were awarded a contract with the Office of the Federal Detention Trustee (“OFDT”) to design, build, and operate a facility expected to house approximately
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CCA 2008 Fourth Quarter Financial Results

1,000 federal prisoners. The contract provides for a guarantee of 750 prisoners and includes an initial term of five years with three five-year renewal options. We will commence construction of our new Nevada Southern Detention Center upon receipt of a Notice to Proceed from the OFDT. During 2008, we also commenced development of a new 2,040-bed correctional facility in Trousdale County, Tennessee. However, we have temporarily suspended the construction of this facility until we have greater clarity around the timing of future bed absorption by our customers. We will continue to monitor our customers’ needs, and could promptly resume construction of the facility at little or no incremental cost from our original estimate.
Liquidity Update
Stock Repurchase Plan Update
In November 2008, we announced that our Board of Directors approved a stock repurchase program to repurchase up to $150 million of our common stock. Through February 6, 2009, we have purchased 2.5 million shares at a total cost of $37.9 million. As of February 6, 2009, we had 123.2 million shares outstanding.
Capital Resources
At December 31, 2008, our liquidity was provided by cash on hand of $34.1 million and $191.3 million available under our revolving credit facility. During the year ended December 31, 2008, we generated $256.0 million in adjusted free cash flow, and as of December 31, 2008, we had net working capital of $146.5 million. We believe we have the ability to fund our stock repurchase program as well as our capital expenditure requirements, working capital and debt service requirements, with cash on hand, net cash provided by operations, and borrowings available under our revolving credit facility. None of our outstanding debt requires scheduled principal repayments, and we have no debt maturities until May 2011.
Guidance
We expect diluted earnings per share (“EPS”) for the first quarter of 2009 to be in the range of $0.24 to $0.26, and full year 2009 EPS to be in the range of $1.10 to $1.20.
As a reminder, our first quarter is negatively impacted by two fewer days than the fourth quarter and, for 2009, will have one fewer day than the first quarter of 2008 due to the leap year. The first quarter is also negatively impacted by unemployment taxes as base wage rates reset for state unemployment tax purposes.
Our guidance reflects higher depreciation expense as a result of placing expansion and development projects into service during 2008 at an aggregate cost of approximately $587.0 million. Guidance also reflects higher interest expense resulting from higher debt balances and a decline in capitalized interest on expansion and development projects. We estimate the year over year increase in interest expense and depreciation and amortization expense to negatively impact full-year 2009 EPS by $0.10 to $0.12. While our guidance anticipates full-year 2009 EBITDA levels to be comparable to 2008, the increase in interest expense and depreciation and amortization expense result in a decline in 2009 EPS compared to 2008.
During 2009, we expect to invest approximately $132.1 million in capital expenditures, consisting of approximately $78.5 million in prison construction and expansions that have been previously
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CCA 2008 Fourth Quarter Financial Results

announced, $40.2 million in maintenance capital expenditures and $13.4 million in information technology. We are slowing the pace of investment in new beds planned for 2009 compared to 2008 until we have greater clarity around the timing of future bed absorption by our customers. We plan to continue our share repurchase program announced in November 2008, while monitoring our over arching objective of maintaining liquidity. We also expect a 2009 GAAP income tax rate of approximately 38%, with cash taxes expected to approximate GAAP income tax expense.
We remain cautious about the economic outlook through 2009, given the uncertainty and poor visibility around government budgets and spending associated with the economic downturn. However, we believe the long-term growth opportunities of our business remain very attractive as insufficient bed development by our customers should result in a continuation of the supply and demand imbalance that has been benefiting the private corrections industry. The investments we are making in bed development will help ensure we capitalize on those opportunities when the environment improves.
Supplemental Financial Information and Investor Presentations
We have made available on our website supplemental financial information and other data for the fourth quarter of 2008. We do not undertake any obligation, and disclaim any duty, to update any of the information disclosed in this report. Interested parties may access this information through our website at www.correctionscorp.com under “Financial Information” of the Investor section.
Management may meet with investors from time to time during the first quarter of 2009. Written materials used in the investor presentations will also be available on our website beginning on or about February 25, 2009. Interested parties may access this information through our website at www.correctionscorp.com under “Webcasts” of the Investor section.
Webcast and Replay Information
We will host a webcast conference call at 10:00 a.m. central time (11:00 a.m. eastern time) today, to discuss our fourth quarter 2008 and full-year financial results. To listen to this discussion, please access “Webcasts” on the Investor page at www.correctionscorp.com. The conference call will be archived on our website following the completion of the call. In addition, a telephonic replay will be available today at 6:00 p.m. eastern time through 11:59 p.m. eastern time on February 17, 2009, by dialing 888-203-1112, pass code 2899394.
About CCA
CCA is the nation’s largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently operate 64 facilities, including 44 company-owned facilities, with a total design capacity of approximately 85,000 beds in 19 states and the District of Columbia. We specialize in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. We also provide health

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CCA 2008 Fourth Quarter Financial Results

care (including medical, dental and psychiatric services), food services and work and recreational programs.
Forward-Looking Statements
This press release contains statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) general economic and market conditions, including the impact governmental budgets can have on our per diem rates and occupancy; (ii) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (iii) our ability to obtain and maintain correctional facility management contracts, including as a result of sufficient governmental appropriations and as a result of inmate disturbances; (iv) changes in the privatization of the corrections and detention industry, the public acceptance of our services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (v) risks associated with judicial challenges regarding the transfer of California inmates to out of state private correctional facilities; and (vi) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions and material shortages, resulting in increased construction costs. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by us with the Securities and Exchange Commission.
CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.
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CCA 2008 Fourth Quarter Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$34,077	$57,842
Accounts receivable, net of allowance of $2,689 and $3,914, respectively	263,073	236,886
Deferred tax assets	16,108	12,250
Prepaid expenses and other current assets	23,544	21,010
Current assets of discontinued operations	1,497	5,094
Assets held for sale	—	7,581

Total current assets	338,299	340,663

Property and equipment, net	2,478,824	2,086,219

Restricted cash	6,710	6,511
Investment in direct financing lease	13,414	14,503
Goodwill	13,672	13,672
Other assets	20,455	23,401
Non-current assets of discontinued operations	—	771

Total assets	$2,871,374	$2,485,740

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$189,940	$208,949
Income taxes payable	450	964
Current portion of long-term debt	290	290
Current liabilities of discontinued operations	1,143	4,528

Total current liabilities	191,823	214,731

Long-term debt, net of current portion	1,192,632	975,677
Deferred tax liabilities	68,349	34,271
Other liabilities	38,211	39,086

Total liabilities	1,491,015	1,263,765

Commitments and contingencies

Common stock — $0.01 par value; 300,000 shares authorized;124,673 and 124,472 shares issued and outstanding at December 31, 2008 and 2007, respectively	1,247	1,245
Additional paid-in capital	1,576,177	1,568,736
Retained deficit	(197,065)	(348,006)

Total stockholders’ equity	1,380,359	1,221,975

Total liabilities and stockholders’ equity	$2,871,374	$2,485,740

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CCA 2008 Fourth Quarter Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
REVENUE:
Management and other	$413,153	$379,627	$1,594,068	$1,451,751
Rental	1,221	1,187	4,838	4,562

	414,374	380,814	1,598,906	1,456,313

EXPENSES:
Operating	286,726	269,252	1,124,002	1,036,087
General and administrative	20,086	19,902	80,308	74,399
Depreciation and amortization	24,278	21,361	90,809	78,539
Goodwill impairment	—	554	—	554

	331,090	311,069	1,295,119	1,189,579

OPERATING INCOME	83,284	69,745	303,787	266,734

OTHER EXPENSES (INCOME):
Interest expense, net	16,733	12,938	59,404	53,776
Other (income) expenses	601	(27)	292	(308)

	17,334	12,911	59,696	53,468

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	65,950	56,834	244,091	213,266

Income tax expense	(25,000)	(21,520)	(92,127)	(80,460)

INCOME FROM CONTINUING OPERATIONS	40,950	35,314	151,964	132,806

Income (loss) from discontinued operations, net of taxes	(425)	(368)	(1,023)	567

NET INCOME	$40,525	$34,946	$150,941	$133,373

BASIC EARNINGS PER SHARE:
Income from continuing operations	$0.32	$0.28	$1.22	$1.08
Income (loss) from discontinued operations, net of taxes	—	—	(0.01)	0.01

Net income	$0.32	$0.28	$1.21	$1.09

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$0.32	$0.28	$1.21	$1.06
Income (loss) from discontinued operations, net of taxes	—	—	(0.01)	—

Net income	$0.32	$0.28	$1.20	$1.06

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CCA 2008 Fourth Quarter Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(UNAUDITED AND AMOUNTS IN THOUSANDS)
CALCULATION OF ADJUSTED FREE CASH FLOW

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Income from continuing operations before income taxes	$65,950	$56,834	$244,091	$213,266
Income taxes paid	(15,440)	(19,924)	(54,914)	(51,255)
Depreciation and amortization	24,278	21,361	90,809	78,539
Depreciation and amortization for discontinued operations	31	49	652	143
Goodwill impairment	—	554	—	554
Goodwill impairment for discontinued operations	—	1,020	—	1,020
Income (loss) from discontinued operations, net of taxes	(425)	(368)	(1,023)	567
Income tax expense (benefit) for discontinued operations	(260)	(225)	(648)	372
Stock-based compensation reflected in G&A expenses	2,208	1,860	8,544	6,478
Amortization of debt costs and other non-cash interest	912	959	3,812	3,931
Maintenance and technology capital expenditures	(12,268)	(15,042)	(35,321)	(47,500)

Adjusted Free Cash Flow	$64,986	$47,078	$256,002	$206,115

CALCULATION OF EBITDA

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Net income	$40,525	$34,946	$150,941	$133,373
Interest expense, net	16,733	12,938	59,404	53,776
Depreciation and amortization	24,278	21,361	90,809	78,539
Income tax expense	25,000	21,520	92,127	80,460
Goodwill impairment	—	554	—	554
Income from discontinued operations, net of taxes	425	368	1,023	(567)

EBITDA	$106,961	$91,687	$394,304	$346,135

NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION
EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures. The Company believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its correctional facilities and their management teams. The Company believes that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis as that used by management.
Management and investors review both the Company’s overall performance (including GAAP EPS, net income, and Adjusted Free Cash Flow) and the operating performance of the Company’s correctional facilities (EBITDA). EBITDA is useful as a supplemental measure of the performance of the Company’s correctional facilities because it does not take into account depreciation and amortization or tax provisions. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s correctional facilities, management believes that assessing performance of the Company’s correctional facilities without the impact of depreciation or amortization is useful. The calculation of Adjusted Free Cash Flow substitutes capital expenditures incurred to maintain the functionality and condition of the Company’s correctional facilities in lieu of a provision for depreciation; Adjusted Free Cash Flow also excludes certain other non-cash expenses that do not affect the Company’s ability to service debt.
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CCA 2008 Fourth Quarter Financial Results

The Company may make adjustments to GAAP net income, EBITDA and Adjusted Free Cash Flow from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Other companies may calculate EBITDA and Adjusted Free Cash Flow differently than the Company does, or adjust for other items, and therefore comparability may be limited. EBITDA and Adjusted Free Cash Flow are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.
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